Exhibit 5.2

Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

June 13, 2018

Board of Directors

Marvell Technology Group Ltd.

5488 Marvell Lane

Santa Clara, California 95054

Ladies and Gentlemen:

We have acted as United States counsel to Marvell Technology Group Ltd., a Bermuda exempted company (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an indeterminate amount of one or more series of the following securities: (i) common shares of the Company, $0.002 par value per share (the “Common Shares”), (ii) warrants to purchase common shares and/or debt securities (the “Warrants”), (iii) units comprised of two or more of the securities described in the Registration Statement or debt obligations of third parties, including U.S. Treasury securities, in any combination (the “Units”), and (iv) debt securities (the “Debt Securities” and, together with the Common Shares, Warrants and Units, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s Memorandum of Association and Bye-laws and applicable Bermuda law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will be effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to an indenture for Debt Securities substantially in the form filed as Exhibit 4.2 to the Registration Statement, with items shown in such exhibit as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Warrants will be issued under one or more warrant agreements, each to be between the

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Board of Directors

Marvell Technology Group Ltd.

June 13, 2018

Company and a financial institution identified therein as a warrant agent; (vi) any Units will be issued under one or more unit agreements, each to be between the Company and a financial institution or other party identified therein as a unit agent; (vii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (viii) the Company will remain a Bermuda exempted company; and (ix) the laws of the State of New York will be the governing law under any warrant agreement or unit agreement.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the warrant agreement for any Warrants, and under the unit agreement for any Units, namely, the trustee, the warrant agent and the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement or unit agreement, as applicable; that such indenture, warrant agreement or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement or unit agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: as to the opinions given in paragraphs (a), (b) and (c), laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

a)	The Debt Securities (including any Debt Securities duly issued upon the exercise of Warrants or Units), upon due authorization, execution and delivery of the indenture relating thereto on behalf of the Company and the trustee named therein, and upon authentication by such trustee and due authorization, execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.

b)	The Warrants, upon due authorization, execution and delivery of a warrant agreement and warrant certificate relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due authorization, execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

c)	The Units, upon due authorization, execution and delivery of a unit agreement relating thereto on behalf of the Company, and upon due authorization, execution and delivery of such Units and the underlying securities that are components of such Units in accordance with any applicable unit agreement and the Indenture (in the case of underlying Debt Securities) or warrant agreement (in the case of underlying Warrants), and assuming that the underlying securities that are components of such Units have been duly and properly authorized for issuance and constitute valid and binding obligations enforceable against the issuer thereof in accordance with their terms, such Units will constitute valid and binding obligations of the Company.

The opinions expressed in paragraphs (a), (b) and (c) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’

Board of Directors

Marvell Technology Group Ltd.

June 13, 2018

rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP